U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

000-51669
(Commission File No.)

Idaho	82-0300575
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E, Coeur d'Alene, ID 83814
(Address of principal executive offices)

(208) 666-4070
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities
Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 15, 2007, Sterling Mining Company (“Sterling”) issued an aggregate of 850,000 options to purchase shares of its common stock to twelve (12) officers, directors, employees and consultants of Sterling, exercisable at prices ranging from $3.88 to $4.30 per share through dates ranging from June 2009 to May 2010. Of these options, 605,000 vest immediately, with the other 245,000 options vesting at the rate of 25% annually. Officers receiving options included Raymond DeMotte, Sterling’s President and Chief Executive Officer, and James N. Meek, Sterling’s Vice-President and Chief Financial Officer, who received the following stock option grants pursuant to their employment agreements and Sterling’s 2006 Equity Incentive Plan:

Name	No. Shares	Exercise Price	Expiry Date
Raymond DeMotte	10,000	$3.88	12/31/2009
Raymond DeMotte	100,000	$3.88	5/17/2010
Raymond DeMotte	100,000	$4.00	5/17/2010
Raymond DeMotte	100,000	$3.88	5/17/2010 (1)
James N. Meek	100,000	$3.88	5/17/2010
James N. Meek	100,000	$3.88	5/17/2010 (1)

(1) Of the options issued to Mr. Demotte, 235,000 vest immediately; of the options issued to Mr. Meek, 125,000 vest immediately. The balance of the options vest in 25% annual increments, and these options expire three (3) years after vesting.

Sterling also issued an aggregate of 63,000 restricted shares of its common stock to nine (9) of its officers, directors and employees at a deemed price per share of $3.53. Of these shares, 11,000 were issued to Raymond DeMotte and 10,000 were issued to James N. Meek.

All of the options and stock were issued pursuant to the provisions of Sterling’s 2006 Equity Incentive Plan and in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: June 25, 2007	By:	/s/ James N. Meek
James N. Meek, Vice-President and Chief Financial Officer